STIFEL FINANCIAL CORP.
Form 8-K Dated August 23, 2004
Exhibit 99: Press Release

[Stifel Financial Corp. logo] Stifel Financial News

One Financial Plaza 501 North Broadway St. Louis, MO 63102 (314) 342-2000

For further information contact: James M. Zemlyak Chief Financial Officer (314) 342-2228

For Immediate Release

Stifel Financial Corp.
Announces Stock Split
Four-for-Three Stock Split
Effective September 15, 2004

St. Louis, Missouri - August 23, 2004 - The board of Stifel Financial Corp. (NYSE: "SF") authorized a four-for-three stock split which will be made in the form of a 33% stock dividend. The additional shares will be distributed on September 15, 2004, to shareholders of record September 1, 2004. Each shareholder will receive one additional share for every three shares owned. Cash will be distributed in lieu of fractional shares. The Company has approximately 7.4 million shares outstanding and, after the split, will have approximately 9.9 million shares outstanding.

"Based upon positive investor interest in Stifel Financial Corp. stock, we are pleased to announce this stock dividend which will add liquidity and a broader investor base and we believe will enhance long-term shareholder value," said Ronald Kruszewski, Chairman of the Board and Chief Executive Officer.

Company Information

Stifel Financial Corp. is a financial services holding company whose subsidiaries are engaged in general securities brokerage, investment banking, and money management with 86 locations in 16 states, primarily in the Midwest. To learn more about Stifel, please visit the Company's web site at www.stifel.com.

Statements in this news release contain forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to the Company and those specific to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, actions of competitors, regulatory actions, changes in legislation, and technology changes. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this news release. The Company does not undertake any obligation to publicly update any forward-looking statements.

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